RCI Reports 2Q25 Club & Restaurant Sales
HOUSTON—April 8, 2025—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) reported club and restaurant sales for the fiscal second quarter ended March 31, 2025. Sales do not include non-core operations and are subject to final closing. Full 2Q25 financial results are expected to be reported by May 12, 2025.
Eric Langan, President & CEO of RCI, commented: “Due to bad weather in January and February, 18 clubs and Bombshells had to close 1 or 2 days each. Even if they were able to open, a number of those and other locations experienced slower business, particularly on weekends when temperatures were below zero or had heavy snow and ice, for example, in Dallas and Houston. Then sales began to improve in March with warmer temperatures.”
“The quarter also included the acquisition of Flight Club in Detroit and the opening of Bombshells Denver, both in late January, and the opening of Chicas Locas El Paso in March. Year over year, most of the second quarter’s sales decline was due to the previously announced divestiture and closure of underperforming Bombshells locations.”
Club & Restaurant Sales ($ in Millions)

2Q25	Total Sales	Total Sales vs. 2Q24	Same-Store Sales vs. 2Q24
Nightclubs	$57.1	-3.1%	-3.5%
Bombshells	$8.2	-35.6%	-13.4%
Combined	$65.4	-8.9%	-4.7%
Nightclubs: Total sales reflected the decrease in SSS and the absence of a club due to fire in July 2024, partially offset by five new and reformatted clubs not in SSS (three for the whole quarter, Flight Club starting in late January, and Chicas Locas El Paso starting in early March).
Bombshells: Total sales primarily reflected the divestiture and closing of five locations in 4Q24 and 1Q25 and the decline in SSS, partially offset by two locations not in SSS (Stafford, TX, and Denver, CO).

6M25	Total Sales	Total Sales vs. 6M24	Same-Store Sales vs. 6M24
Nightclubs	$118.4	-0.9%	0.0%
Bombshells	$17.8	-30.1%	-10.4%
Combined	$136.2	-6.1%	-1.2%
Notes: Revenues from non-core operations, such as third-party rents, and revenues from RCI’s Other segment, are not included in the sales above. All references to “RCI Hospitality Holdings, Inc.,” “company,” “we,” “our,” and similar terms refer to RCI and/or its subsidiaries, unless the context indicates otherwise.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) (X: @RCIHHinc)
With more than 60 locations, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars-restaurants. See all of our brands at www.rcihospitality.com.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, and (vi) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2024, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Michael Wichman at 212-532-3232 or gfishman@pondel.com or mwichman@pondel.com
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